Exhibit 99.1
LecTec Corporation
1407 South Kings Highway
Texarkana, Texas 75501
Contact: Bill Johnson, Controller (903-832-0993)
LecTec Corporation Elects Ramanathan Periakaruppan to Board of Directors
February 16, 2010 — Texarkana, Texas — LecTec Corporation (OTCBB: LECT) announced today that Ramanathan Periakaruppan has been elected to LecTec Corporation’s Board of Directors. Mr. Periakaruppan, 66, retired to his native India in 2006 after completing a 37 year career in manufacturing, during which Mr. Periakaruppan developed an extensive background in product development, project management and process development. Mr. Periakaruppan worked in product development and project management at Boston Scientific Corporation from 2001 to 2006, in product development and project management at Honeywell International Inc. from 1987 to 2001 and in process development at Graco Inc. from 1968 to 1987. Mr. Periakaruppan earned a bachelor of science degree in mechanical engineering from the University of Madras.
“Ram Periakaruppan is a major shareholder of LecTec. His base in India and experience with new product development and manufacturing may prove useful to LecTec, especially if the Company expands R&D and explores manufacturing in Asia. The Board welcomes Ram and looks forward to working with him,” said Judd Berlin, Chief Executive Officer of LecTec Corporation.
About LecTec Corporation
LecTec Corporation is an intellectual property licensing and R&D company holding patents and trademarks based on its hydrogel patch technology. LecTec Corporation’s primary focus is to derive royalty and other income from patents that the Company owns based on its advanced skin interface technologies. LecTec Corporation was an innovator in hydrogel-based topical delivery of therapeutic over-the-counter medications, which provide alternatives to topical creams and ointments. A hydrogel is a gel-like material having an affinity for water and similar compounds. These gels are ideal for delivering medication onto the skin. LecTec Corporation holds multiple domestic and international patents on its hydrogel technology.
Cautionary Statements
This press release contains forward-looking statements concerning possible or anticipated future results of operations or business developments which are typically preceded by the words “believes,” “wants,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. Such forward-looking statements are subject to risks and uncertainties, which could cause results or developments to differ materially from those, indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, LecTec Corporation’s dependence on royalty payments from Novartis Consumer Health, Inc., which is selling an adult vapor patch licensed by the Company, the Company’s dependence on key personnel and Board of Director members, the Company’s pending patent infringement litigation against Chattem, Inc. (NASDAQ: CHTT) and Prince of Peace Enterprises, Inc., the issuance of new accounting pronouncements, the availability of opportunities for licensing agreements related to patents that the Company holds, limitations on market expansion opportunities, the inclusion of a “going-concern” qualification in the Company’s Form 10-K for the year ended December 31, 2008 from the Company’s independent registered public accounting firm, and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, and particularly as described in the “Risk Factors” included in our Form 10-K for the year ended December 31, 2008.